Exhibit 99.1

          For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: david.burney@astronics.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Net Income of $4.5 Million on
Sales of $41.4 Million in Second Quarter 2007
•	Sales increased in all markets: commercial, military and business jet

•	Full year sales guidance raised to range of $150 to $155 million
EAST AURORA, NY, August 2, 2007 — Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, electrical generation, control and distribution systems for the global aerospace industry, today reported sales of $41.4 million for the second quarter of 2007 which ended June 30, 2007, a 43% increase compared with sales of $28.8 million in the same period last year. Net income for the second quarter of 2007 was $4.5 million, or $0.53 per diluted share, compared with $2.0 million, or $0.24 per diluted share, in the same period the prior year.
Sales in all three of Astronics’ markets grew in the second quarter compared with the second quarter of 2006, led by sales to the commercial transport market which had second quarter 2007 sales of $27.7 million, up 66% compared with $16.7 million in the same period the prior year. The increase was primarily driven by demand for the Company’s cabin electronics products, which provide power for in-flight entertainment systems and personal electronic devices. This product line had sales of $24.2 million in the quarter, up 94% from the prior year period. Sales to the business jet market increased 21% to $6.6 million, driven by strong demand and the ramp up of new aircraft programs that include more Astronics’ content. Military sales were $6.8 million, a 5% increase from the second quarter of 2006.
Costs and Expenses
Gross margin improved in the second quarter to 27.6% compared with 23.5% in the second quarter of 2006. Greater operating leverage on higher sales was somewhat offset by a $1.1 million increase in Engineering and Development (E&D) costs. E&D was $3.6 million in the 2007 second quarter.
Sales grew at a faster pace than selling, general and administrative (SG&A) spending in the second quarter. SG&A expenses were $4.4 million for the second quarter of 2007, or 10.6% of sales, compared with $3.4 million, or 11.9% of sales, in the second quarter of 2006. The dollar increase in expenses was a result of higher staffing and compensation-related costs as the Company continues to add to its employee base to meet higher demand for its products.
Six-Month Review
Sales for the first six months of 2007 were $84.2 million compared with $54.1 million in the first six months of the prior year, a 56% increase. Gross margin for the first half of the year was 27.4% compared with 22.5% in the first six months of 2006. Engineering and development expenses for the six-month period in 2007 were $7.2 million, up $2.1 million from the same period the prior year. SG&A expenses decreased to 10.3% of sales, or $8.7 million, in the first half of 2007 compared with 11.9%, or $6.5 million, in the same period the prior year. Operating margin improved to 17.1% for the first half of 2007 compared with 10.6% last year’s first six months.
Net income was $9.2 million, or $1.08 per diluted share, for the first six months of 2007 compared with $3.3 million, or $0.40, respectively, in the first half of 2006.

During the second quarter, the Company closed on a $6 million, 20-year tax exempt variable rate Industrial Revenue Bond to fund the expansion of its operations in Western New York.
Capital expenditures for the second quarter and first half of 2007 were $2.9 million and $5.9 million, respectively. Increases in expenditures over 2006 have mostly been a direct result of the Company’s investment in machinery and equipment to add production capacity to support the expansion efforts in its East Aurora, New York and Redmond, Washington facilities.
Outlook
Bookings were $38.7 million in the second quarter of 2007 compared with $23.9 million in the same period the prior year and $40.4 million in the first quarter of 2007. At the end of the second quarter, backlog was $94.3 million, $62 million of which is planned to ship during the last six months of 2007.
Peter J. Gundermann President and CEO, noted, “ We are raising our top line expectations for the year from $140 million to a range of $150 — $155 million because of our strong first half performance. For the second half of the year, we expect our cabin electronics sales to moderate and, although we expect to see continued volume increases on certain new aircraft programs as they ramp up, there is risk that the ramp up will go slower than expected. Additionally, we see several opportunities for new platforms and expect that E&D expenses, which are already at a record level for the Company, to continue to grow.”
Second Quarter 2007 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (973) 935-2970 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (973) 341-3080, and entering the pin number, 8977984.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET August 9, 2007.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, electrical generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Six months ended
	6/30/2007	7/1/2006	6/30/2007	7/1/2006

Sales	$41,368	$28,832	$84,243	$54,095
Cost of products sold	29,933	22,066	61,158	41,917
Gross margin	27.6%	23.5%	27.4%	22.5%
Selling general and administrative	4,404	3,443	8,680	6,462

Income from operations	7,031	3,323	14,405	5,716
Operating margin	17.0%	11.5%	17.1%	10.6%
Interest expense, net	380	219	676	418
Other (income) expense	(3)	(22)	(11)	(34)

Income before tax	6,654	3,126	13,740	5,332
Income taxes	2,153	1,163	4,544	2,051

Net Income	$4,501	$1,963	$9,196	$3,281

Basic earnings per share:	$0.56	$0.25	$1.14	$0.41
Diluted earnings per share:	$0.53	$0.24	$1.08	$0.40

Weighted average diluted shares outstanding	8,535	8,223	8,494	8,183

Capital Expenditures	$2,872	$962	$5,917	$1,607
Depreciation and Amortization	$801	$636	$1,571	$1,259

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2006					2007
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Twelve Months	Q1 2007	Q2 2007
	4/1/06	7/1/06	9/30/06	12/31/06	12/31/06	3/31/07	6/30/07

Sales	$25,263	$28,832	$27,752	$28,920	$110,767	$42,875	$41,368

Net Income	$1,318	$1,963	$1,648	$807	$5,736	$4,695	$4,501

Bookings	$23,850	$23,929	$25,985	$40,411	$114,175	$40,351	$38,711

Backlog	$94,706	$89,803	$88,036	$99,527	$99,527	$97,003	$94,346

Book:Bill	0.94	0.83	0.94	1.40	1.03	0.94	0.94

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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	6/30/2007	12/31/2006

ASSETS:
Cash and cash equivalents	$1,180	$222
Accounts receivable	27,862	17,165
Inventories	37,744	31,570
Other current assets	3,020	2,699
Property, plant and equipment, net	28,107	23,436
Other assets	9,425	7,446

Total Assets	$107,338	$82,538

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$939	$923
Note payable	15,300	8,100
Accounts payable and accrued expenses	26,819	25,196
Long-term debt	15,060	9,426
Other liabilities	7,563	7,545
Shareholders’ equity	41,657	31,348

Total liabilities and shareholders’ equity	$107,338	$82,538

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Six Months Ended
							2007
			%			%	YTD
	6/30/2007	7/1/2006	change	6/30/2007	7/1/2006	change	%

Cabin Electronics	$24,220	$12,459	94%	$46,752	$21,088	122%	56%
Cockpit Lighting	8,939	7,209	24%	17,013	15,283	11%	20%
Airframe Power	3,663	4,396	-17%	11,283	8,562	32%	13%
Cabin Lighting	2,406	2,276	6%	4,475	4,461	0%	5%
Exterior Lighting	1,830	2,229	-18%	4,085	3,978	3%	5%
Other	310	263	18%	635	723	-12%	1%

Total	$41,368	$28,832	43%	$84,243	$54,095	56%	100%

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ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Six Months Ended
							2007
			%			%	YTD
	6/30/2007	7/1/2006	change	6/30/2007	7/1/2006	change	%

Commercial Transport	$27,717	$16,674	66%	$56,317	$29,455	91%	67%
Military	6,766	6,448	5%	12,964	13,589	-5%	15%
Business Jet	6,575	5,447	21%	14,327	10,328	39%	17%
Other	310	263	18%	635	723	-12%	1%

Total	$41,368	$28,832	43%	$84,243	$54,095	56%	100%